EXHIBIT 8

December 10, 2002

Laclede Capital Trust I
The Laclede Group, Inc.
720 Olive Street
St. Louis, Missouri 63101

Ladies and Gentlemen:

We have acted as counsel for Laclede Capital Trust I, a Delaware business trust (the “Issuer Trust”), and The Laclede Group, Inc., a Missouri corporation (the “Sponsor”), in connection with the issuance by the Issuer Trust of Trust Originated Preferred Securities (collectively, the “Preferred Securities”). The Preferred Securities are to be issued under the terms of an Amended and Restated Declaration of Trust to be entered into, among the Issuer Trust, the Sponsor, The Bank of New York, as property trustee, The Bank of New York (Delaware), as Delaware trustee and certain individuals as regular trustees (the “Declaration of Trust”). Capitalized terms used herein, unless otherwise defined, shall have the meanings set forth in the Declaration of Trust.

In connection with our opinions we have examined: (1) the form of Declaration of Trust; (2) the form of Subordinated Indenture, including the related form of Supplemental Indenture; (3) the registration statement on Form S-3 filed this date with the Securities and Exchange Commission (the “Registration Statement”), prepared in connection with the registration of the Securities under the Securities Act of 1933, as amended; (4) originals or copies, certified or otherwise identified to our satisfaction, of all such other records of the Issuer Trust and the Sponsor; and (5) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

We hereby confirm our opinions (1) with respect to the characterization of the Trust, and (2) that the treatment of the Preferred Securities set forth under the caption “Certain U.S. Federal Income Tax Consequences” contained in the Registration Statement constitutes a fair and accurate summary of the anticipated material U.S. federal income tax consequences of the ownership and disposition of the Preferred Securities under current law.

Our opinions contained herein are rendered only as of the date hereof, and we undertake no obligation to update this letter or the opinions contained herein after the date hereof.

We hereby consent to the filing of these opinions as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Opinions” in the Registration Statement.

Very truly yours,

/s/    THOMPSON COBURN LLP